Exhibit 99.1

MEI Pharma Presents Preclinical Data Demonstrating Voruciclib Synergistically Induces Apoptosis in Combination with Venetoclax in Acute Myeloid Leukemia Cells at the 2018 American Society of Hematology Annual Meeting

SAN DIEGO, December 1, 2018 – MEI Pharma, Inc. (NASDAQ: MEIP), a late-stage pharmaceutical company focused on advancing new therapies for cancer, today announced preclinical data presented at the 2018 American Society of Hematology (ASH) annual meeting demonstrating that voruciclib, MEI’s orally available CDK9 inhibitor, synergistically induced apoptosis at clinically relevant concentrations when combined with venetoclax (marketed as Venclexta®) in human derived acute myeloid leukemia (AML) cells lines and patient samples. Voruciclib is currently being evaluated in a Phase 1b dose ranging study in patients with B-cell malignancies.

The data presented today demonstrate the synergistic induction of apoptosis of voruciclib when combined with venetoclax via the transient downregulation of MCL1 in multiple AML cell lines and patient samples. Inhibition of CDK9 blocks the production of MCL1, which is an established resistance mechanism to the BCL-2 inhibitor venetoclax.

“This study evaluating the synergistic activity of voruciclib in AML cells builds on existing preclinical data demonstrating similar activity in other B-cell malignancies, including diffuse large B-cell lymphoma and chronic lymphocytic leukemia, and reinforces the significant clinical utility voruciclib may hold when combined with inhibitors of BCL-2 in B-cell disease,” said Daniel P. Gold, Ph.D., president and chief executive officer of MEI Pharma. “As we progress in our ongoing Phase 1 study, we look forward to selecting the voruciclib clinical dose to evaluate in combination with venetoclax to clinically assess synergies and the opportunity for combination treatments across multiple indications.”

The voruciclib ASH 2018 poster can be accessed on the MEI Pharma website.

About Voruciclib

The CDK family of proteins are important cell cycle regulators. CDK9 is a transcriptional regulator of the myeloid leukemia cell differentiation protein (“MCL1”), a member of the family of anti-apoptotic proteins which, when elevated, may prevent the cell from undergoing cell death. Inhibition of CDK9 blocks the production of MCL1, which is an established resistance mechanism to the B-cell lymphoma (“BCL-2”) inhibitor venetoclax.

CDK9 is also a transcriptional regulator of MYC, a transcription factor regulating cell proliferation and growth which contributes to many human cancers and is frequently associated with poor prognosis and unfavorable patient survival. Targeting MYC directly has historically been difficult, but CDK9 is a transcriptional regulator of MYC and is a promising approach to target this oncogene.

In August 2018 MEI dosed the first patient in a dose ranging Phase 1b clinical trial of voruciclib as a single agent in patients with relapsed and/or refractory B-cell malignancies after failure of prior standard therapies to determine the safety, preliminary efficacy and maximum tolerated dose. We also plan to evaluate voruciclib in combination with venetoclax to assess synergies and the opportunity for combination treatments across multiple indications.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based pharmaceutical company focused on leveraging its extensive development and oncology expertise to identify and advance new therapies for cancer. The Company’s portfolio of drug candidates includes pracinostat, an oral HDAC inhibitor that is partnered with Helsinn Healthcare, SA. Pracinostat has been granted Breakthrough Therapy Designation from the U.S. Food and Drug Administration for use in combination with azacitidine for the treatment of patients with newly diagnosed acute myeloid leukemia (AML) who are unfit for intensive chemotherapy. Pracinostat is also being developed in combination with azacitidine for the treatment of patients with high and very high-risk myelodysplastic syndrome (MDS). MEI Pharma’s clinical development pipeline also includes ME-401, a highly differentiated oral PI3K delta inhibitor currently in a Phase 1b study in patients with relapsed refractory follicular lymphoma or CLL, and voruciclib, an oral, selective CDK inhibitor shown to suppress MCL1, a known mechanism of resistance to BCL-2 inhibitors. The Company is also developing ME-344, a novel mitochondrial inhibitor currently in an investigator-initiated study in combination with bevacizumab evaluating patients with HER2-negative breast cancer. Pracinostat, ME-401, ME-344 and voruciclib are investigational agents and are not approved for use in the U.S. For more information, please visit www.meipharma.com.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical studies and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Contacts:

David A. Walsey

VP of IR and Corporate Communications

Tel: 858-369-7104

investor@meipharma.com

Jason I. Spark

Canale Communications for MEI

Tel: 619-849-6005

jason@canalecomm.com